Exhibit 99.1

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Cornell Companies, Inc.
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of changes in equity and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of Cornell Companies, Inc. and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Note 5 to the consolidated financial statements, the Company changed its method of accounting for non-controlling interests beginning on January 1, 2009. Also, as discussed in Note 10 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertainty in income taxes effective January 1, 2007.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
PricewaterhouseCoopers LLP
Houston, Texas
February 26, 2010

CORNELL COMPANIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,724	$14,613
Accounts receivable — trade (net of allowance for doubtful accounts of $4,345 and $4,272, respectively)	59,496	64,622
Other receivables	1,587	4,766
Bond fund payment account and other restricted assets	29,978	27,190
Deferred tax assets	9,843	9,151
Prepaid expenses and other	11,647	6,368

Total current assets	140,275	126,710
PROPERTY AND EQUIPMENT, net	455,523	450,354
OTHER ASSETS:
Debt service reserve fund and other restricted assets	27,017	27,930
Goodwill	13,308	13,308
Intangible assets, net	1,185	2,320
Deferred costs and other	13,257	16,299

Total assets	$650,565	$636,921

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$62,287	$69,093
Current portion of long-term debt	13,413	12,412

Total current liabilities	75,700	81,505
LONG-TERM DEBT, net of current portion	289,841	308,070
DEFERRED TAX LIABILITIES	24,455	17,491
OTHER LONG-TERM LIABILITIES	1,831	1,688

Total liabilities	391,827	408,754

COMMITMENTS AND CONTINGENCIES

EQUITY:
CORNELL COMPANIES, INC. STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 30,000,000 shares authorized, 16,434,940 and 16,238,685 shares issued and 14,947,054 and 14,732,522 shares outstanding, respectively	16	16
Additional paid-in capital	168,852	164,746
Retained earnings	97,944	73,318
Treasury stock (1,487,886 and 1,506,163 shares of common stock, at cost, respectively)	(11,888)	(12,034)
Accumulated other comprehensive income	1,422	1,676

Total Cornell Companies, Inc. stockholders’ equity	256,346	227,722
Non-controlling interest	2,392	445

Total equity	258,738	228,167

Total liabilities and equity	$650,565	$636,921

The accompanying notes are an integral part of these consolidated financial statements.

CORNELL COMPANIES, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in thousands, except per share data)

	Year Ended December 31,
	2009	2008	2007
REVENUES	$412,377	$386,724	$360,604
OPERATING EXPENSES, EXCLUDING DEPRECIATION AND AMORTIZATION	295,645	280,630	274,110
PRE-OPENING AND START-UP EXPENSES	4,086	—	—
DEPRECIATION AND AMORTIZATION	18,833	17,943	15,986
GENERAL AND ADMINISTRATIVE EXPENSES	24,112	25,954	25,499

INCOME FROM OPERATIONS	69,701	62,197	45,009
INTEREST EXPENSE	25,830	26,946	26,215
INTEREST INCOME	(657)	(2,988)	(1,951)

INCOME FROM BEFORE PROVISION FOR INCOME TAXES	44,528	38,239	20,745

PROVISION FOR INCOME TAXES	17,955	15,603	8,835

NET INCOME	26,573	22,636	11,910

NON-CONTROLLING INTEREST	1,947	445	—

INCOME AVAILABLE TO CORNELL COMPANIES, INC.	$24,626	$22,191	$11,910

EARNINGS PER SHARE ATTRIBUTABLE TO CORNELL COMPANIES, INC. STOCKHOLDERS:
BASIC:	$1.65	$1.51	$.82
DILUTED:	$1.64	$1.49	$.82

NUMBER OF SHARES USED IN PER SHARE COMPUTATION:
BASIC	14,881	14,701	14,452
DILUTED	14,986	14,847	14,611

COMPREHENSIVE INCOME:
Net income	$26,573	$22,636	$11,910
Other comprehensive income, net of tax: Unrealized gain on derivative instruments, net of tax provision of $324 and $425 in 2008 and 2007, respectively	—	583	612

Total other comprehensive income, net of tax	26,573	23,219	12,522
Comprehensive income attributable to non-controlling interest	1,947	445	—

Comprehensive income attributable to Cornell Companies, Inc.	$24,626	$22,774	$12,522

The accompanying notes are an integral part of these consolidated financial statements.

CORNELL COMPANIES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
AND COMPREHENSIVE INCOME
(in thousands, except share data)

							Accumulated
	Common Stock		Additional				Other	Non-	Total
		Par	Paid-In	Retained	Treasury Stock		Comprehensive	Controlling	Stockholders’	Comprehensive
	Shares	Value	Capital	Earnings	Shares	Cost	Income	Interest	Equity	Income
BALANCES AT JANUARY 1, 2007	15,603,917	16	154,411	38,964	1,540,394	(12,308)	481	—	181,564
NET INCOME	—	—	—	11,910	—	—	—	—	11,910	11,910
UNREALIZED GAIN ON DERIVATIVE INSTRUMENTS, NET OF TAXES OF $425	—	—	—	—	—	—	612	—	612	612

COMPREHENSIVE INCOME										12,522

ADOPTION OF ASC 740	—	—	—	253	—	—	—	—	253
EXERCISE OF STOCK OPTIONS, EMPLOYEE STOCK PURCHASE PLAN CONTRIBUTIONS AND WARRANTS	234,182	—	2,490	—	—	—	—	—	2,490
INCOME TAX BENEFIT FROM STOCK OPTION EXERCISES	—	—	355	—	—	—	—	—	355
DEFERRED AND OTHER STOCK COMPENSATION	221,428	—	2,644	—	—	—	—	—	2,644
ISSUANCE OF COMMON STOCK TO EMPLOYEE STOCK PURCHASE PLAN	—	—	94	—	(25,348)	203	—	—	297
ISSUANCE OF COMMON STOCK UNDER 2000 DIRECTOR’S STOCK PLAN	9,150	—	325	—	—	—	—	—	325

BALANCES AT DECEMBER 31, 2007	16,068,677	16	160,319	51,127	1,515,046	(12,105)	1,093	—	200,450
NET INCOME	—	—	—	22,191	—	—	—	445	22,636	22,191
UNREALIZED GAIN ON DERIVATIVE INSTRUMENTS, NET OF TAXES OF $324	—	—	—	—	—	—	583	—	583	583

COMPREHENSIVE INCOME										22,774

EXERCISE OF STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN CONTRIBUTIONS	36,390	—	444	—	—	—	—	—	444
INCOME TAX BENEFIT FROM STOCK OPTION EXERCISES	—	—	140	—	—	—	—	—	140
DEFERRED AND OTHER STOCK COMPENSATION	120,137	—	3,271	—	—	—	—	—	3,271
ISSUANCE OF COMMON STOCK TO EMPLOYEE STOCK PURCHASE PLAN	—	—	82	—	(8,883)	71	—	—	153
ISSUANCE OF COMMON STOCK UNDER 2000 DIRECTOR’S STOCK PLAN	13,481	—	490	—	—	—	—	—	490

BALANCES AT DECEMBER 31, 2008	16,238,685	16	164,746	73,318	1,506,163	(12,034)	1,676	445	228,167
NET INCOME	—	—	—	24,626	—	—	—	1,947	26,573	24,626

COMPREHENSIVE INCOME										24,626

INCOME TAX EXPENSE FROM STOCK OPTION EXERCISES	—	—	(62)	—	—	—	—	—	(62)
DEFERRED AND OTHER STOCK COMPENSATION	158,783	—	3,303	—	—	—	—	—	3,303
ISSUANCE OF COMMON STOCK TO EMPLOYEE STOCK PURCHASE PLAN	—	—	143	—	(18,277)	146	—	—	289
ISSUANCE OF COMMON STOCK UNDER 2000 DIRECTOR’S STOCK PLAN	16,487	—	443	—	—	—	—	—	443
AMORTIZATION OF GAIN ON TERMINATION OF DERIVATIVE	—	—	—	—	—	—	(254)	—	(254)
EXERCISE OF STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN CONTRIBUTIONS	20,985	—	279	—	—	—	—	—	279

BALANCES AT DECEMBER 31, 2009	16,434,940	$16	$168,852	$97,944	1,487,886	$(11,888)	$1,422	$2,392	$258,738

The accompanying notes are an integral part of these consolidated financial statements.

CORNELL COMPANIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26,573	$22,636	$11,910
Adjustments to reconcile net income to net cash provided by operating activities
Impairment of long-lived assets	—	250	—
Depreciation	17,698	15,743	13,580
Amortization of intangibles	1,135	2,200	2,406
Amortization of deferred financing costs	1,266	2,728	1,552
Amortization of Senior Notes discount	184	184	184
Amortization of gain on termination of derivative	(254)	—	—
Stock-based compensation	3,575	3,570	2,645
Provision for bad debts	1,184	2,741	2,063
Gain on derivative instruments	—	1,160	—
Loss/(gain) on property and equipment	(1,090)	84	(190)
Change in assets and liabilities:
Accounts receivable	6,476	1,523	77
Other restricted assets	514	(1,058)	(665)
Deferred income taxes	6,201	1,458	397
Other assets	(3,395)	873	(1,774)
Accounts payable and accrued liabilities	(8,278)	7,771	(4,890)
Other liabilities	143	(2,884)	(51)

Net cash provided by operating activities	51,932	58,979	27,244

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(22,301)	(79,915)	(50,890)
Purchases of investment securities	—	—	(241,425)
Sales of investment securities	—	250	253,100
Facility acquisitions	—	—	(18,554)
Site acquisition	—	—	(5,053)
Proceeds from insurance recoveries and proceeds from sale of property and equipment	2,707	846	375
Payments to restricted debt payment account, net	(2,389)	(2,901)	(2,084)

Net cash used in investing activities	(21,983)	(81,720)	(64,531)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	2,000	49,000	30,000
Payments of MCF bonds	(12,400)	(11,400)	(10,500)
Payments of line of credit	(7,000)	(4,000)	—
Payments of capital lease obligations	(14)	(11)	(10)
Payments for debt issuance and other financing costs	—	—	(845)
Tax benefit of stock option exercises	8	140	355
Proceeds from exercise of stock options, employee stock purchase plan contributions and warrants	568	597	2,786

Net cash provided by (used in) financing activities	(16,838)	34,326	21,786

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13,111	11,585	(15,501)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	14,613	3,028	18,529

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$27,724	$14,613	$3,028

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid, net of capitalized interest of $740, $2,886 and $1,172, respectively	$26,080	$18,596	$30,672
Income taxes paid	$21,118	$12,048	$7,613

OTHER NON-CASH INVESTING AND FINANCING ACTIVITIES:
Decrease in fair value of interest rate swap	$—	$—	$(1,053)
Purchases and additions to property and equipment included in accounts payable and accrued liabilities	2,185	3,409	4,156
Common stock issued for board of directors fees	443	490	325
Tax expense of stock option exercises	(70)	—	—
The accompanying notes are an integral part of these consolidated financial statements.

CORNELL COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. DESCRIPTION OF THE BUSINESS
     Cornell Companies, Inc. (collectively with its subsidiaries and consolidated special purpose entities, unless the context requires otherwise, “Cornell,” the “Company,” “we,” “us,” or “our,”), a Delaware corporation, provides integrated development, design, construction and management of facilities to governmental agencies within three operating segments: (1) Adult Secure Services; (2) Abraxas Youth and Family Services and (3) Adult Community-Based Services.
2. SIGNIFICANT ACCOUNTING POLICIES
     Consolidation
     The accompanying consolidated financial statements include the accounts of the Company, our wholly-owned subsidiaries, and our activities relative to a financing of operating facilities. All significant intercompany balances and transactions have been eliminated. Non-controlling interest in consolidated special purpose entities represents equity that other investors have contributed to the special purpose entities. Non-controlling interest is adjusted for income and losses allocable to the other owners of the special purpose entities.
     Cash and Cash Equivalents
     We consider all highly liquid unrestricted investments with original maturities of three months or less to be cash equivalents. We invest our available cash balances in short term money market accounts, short term certificates of deposit and commercial paper.
     Accounts Receivable and Related Allowance for Doubtful Accounts
     We extend credit to the governmental agencies and other parties with which we contract in the normal course of business. We regularly review our outstanding receivables and historical collection experience, and provide for estimated losses through an allowance for doubtful accounts. In evaluating the adequacy of our allowance for doubtful accounts, we make judgments regarding our customers’ ability to make required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may occur. If, after reasonable collection efforts have been made, a receivable is determined to be uncollectible, it will be written off.
     The changes in allowance for doubtful accounts associated with trade accounts receivable for the years ended December 31, 2009, 2008 and 2007 are as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Balance at beginning of period	$4,272	$4,372	$3,644
Provision for bad debts	1,184	2,741	2,063
Write-offs of uncollectible accounts	(1,111)	(2,841)	(1,335)

Balance at end of period	$4,345	$4,272	$4,372

     Bond Fund Payment Account and other Restricted Assets
     Restricted assets at December 31, 2009 and 2008 include approximately $26.1 million and $23.8 million, respectively, of Municipal Correctional Finance, LP’s (“MCF”) restricted cash accounts. MCF’s restricted accounts primarily consist of a debt service reserve fund used to segregate rental payment funds from us to MCF for MCF’s semi-annual bond interest and annual bond principal payments. MCF’s funds are typically invested in short term certificates of deposit, money market accounts and commercial paper. They will be used to fund a portion of MCF’s debt service due in the coming year.
     At certain facilities, we maintain bank accounts for restricted cash belonging to facility residents, commissary operations and equipment replacement funds used in certain state programs. Restricted assets at December 31, 2009 and 2008 include approximately $3.8 million and $3.4 million, respectively, for these accounts. A corresponding liability for these obligations is included in accrued liabilities in the accompanying financial statements.

     Property and Equipment
     Property and equipment are recorded at cost. Ordinary maintenance and repair costs are expensed, while renewal and betterment costs are capitalized. Buildings and improvements are depreciated over their estimated useful lives of 30 to 50 years using the straight-line method. Prepaid facility use cost, which resulted from the July 1996 acquisition of the Big Spring Correctional Center and the December 1999 transfer of ownership of the Great Plains Correctional Facility to a leasehold interest, is being amortized over 50 years using the straight-line method. Furniture and equipment are depreciated over their estimated useful lives of 3 to 10 years using the straight-line method. Amortization of leasehold improvements (including those funded by landlord incentives or allowances) is recorded using the straight-line method based upon the shorter of the economic life of the asset or the term of the respective lease. Landlord incentives or allowances under operating leases are recorded as deferred rent and amortized as a reduction of rent expense over the lease term. See Note 7 to the consolidated financial statements for further details concerning our property and equipment balances at December 31, 2009 and 2008.
     We review our long-lived assets (including our facilities at a facility-by-facility level) for impairment at least annually or when changes in circumstances or a triggering event indicates that the carrying amount of the asset may not be recoverable. Authoritative guidance requires that long-lived assets to be held and used recognize an impairment loss only if the carrying amount of the long-lived asset is not recoverable from its estimated future undiscounted cash flows and to measure an impairment loss as the difference between the carrying value and the fair value of the asset. Assets to be disposed of by sale are recorded at the lower of their carrying amount or fair value less estimated selling costs. We estimate projections of undiscounted cash flows, and also fair value, based upon the best information available, which may include expected future discounted cash flows to be produced by the asset and/or available market prices. Factors that significantly influence estimated future cash flows include the periods and levels of occupancy for the facility, expected per diem or reimbursement rates, assumptions regarding the levels of staffing, services and future operating and capital expenditures necessary to generate forecasted revenues, related costs for these activities and future rate of increases or decreases associated with these factors. Information typically utilized will also include relevant terms of existing contracts (for similar services and customers), market knowledge of customer demand (both present and anticipated) and related pricing, market competitors, and our historical experience (as to areas including customer requirements, contract terms, operating requirements/costs, occupancy trends, etc.). We may also consider the results of any appraisals if a fair value is necessary. Estimates for factors such as per diem or reimbursement rates may be highly subjective, particularly in circumstances where there is no current operating contract in place and changes in the assumptions and estimates could result in the recognition of impairment charges.
     Capitalized Interest
     We capitalize interest on facilities while under construction. We capitalized interest of approximately $0.7 million in the year ended December 31, 2009 related to the 700 bed facility expansion project at the D. Ray James Prison. Interest capitalized for the year ended December 31, 2008 was approximately $2.9 million and related to the expansion projects at the D. Ray James Prison and the Great Plains Correctional Facility. Interest capitalized for the year ended December 31, 2007 was approximately $1.2 million and related to the expansion projects at the Big Spring Correctional Center, the D. Ray James Prison and the Great Plains Correctional Facility.
     Debt Service Reserve Fund
     The debt service reserve fund was established at the closing of MCF’s bond issuance and is to be used solely for MCF’s debt service to the extent that funds in MCF’s debt service accounts are insufficient. The debt service reserve fund is invested principally in short term commercial instruments. See Note 14 to the consolidated financial statements.
     Intangible Assets
     We evaluate the carrying value of our existing intangibles (which are the result of prior acquisitions — both business facilities and operating contracts) for impairment annually or when changes in circumstances or a triggering event indicates that the carrying amount of the asset may not be recoverable. We have evaluated the carrying value of our existing intangibles and concluded there has not been impairment to the carrying value of our existing intangibles as of December 31, 2009. See Note 8 to the consolidated financial statements for further details concerning our intangible assets.
     Deferred Costs
     Costs incurred related to obtaining debt financing are capitalized and amortized over the term of the related indebtedness. At December 31, 2009 and 2008, we had net deferred debt issuance costs of approximately $6.5 million and $7.6 million, respectively.

Revenue Recognition
     Substantially all of our revenues are derived from contracts with federal, state and local governmental agencies, which pay either per diem rates based upon the number of occupant days or hours served for the period, on a take-or-pay basis, management fee basis, cost-plus reimbursement or fee-for-service basis. Revenues are recognized as services are provided under our established contractual agreements to the extent collection is considered probable.
     Pre-opening and Start-up Expenses
     Pre-opening and start-up expenses are charged to operations as incurred. Pre-opening and start-up expenses include payroll, benefits, training and other operating costs during periods prior to opening a new or expanded facility and during the period of operation while occupancy is ramping up. These costs vary by contract. Newly opened facilities are staffed according to applicable regulatory or contractual requirements when we begin receiving offenders or clients. Offenders or clients are typically assigned to a newly opened facility on a phased-in basis over a one-to-six month period. Our start-up period for new juvenile operations is 12 months from the date we begin recognizing revenue unless break-even occupancy is achieved before then. Our start-up period for new adult operations is nine months from the date we begin recognizing revenue unless break-even occupancy is achieved before then.
     Proposal Costs
     We incur various expenses in conjunction with our participation in the proposal process with government agencies for their procurement of our services. These costs include such items as payroll and related employee benefits and taxes, research, consulting, legal and reproduction costs and are expensed in the periods incurred and are included in general and administrative expenses.
     Operating and General and Administrative Expenses
     We incur various expenses within the normal course of our business. Included in operating expenses are direct expense items such as personnel/employee benefits, resident/inmate care expenses and building/utility costs pertaining to the operations of our facilities and programs. Included in general and administrative expenses are expense items such as personnel/employee benefits, professional services and building/utility costs pertaining to our corporate activities.
     Business Concentration
     Contracts with federal, state and local governmental agencies account for nearly all of our revenues. The loss of, or a significant decrease in, business from one or more of these governmental agencies could have a material adverse effect on our financial condition and results of operations. For the years ended December 31, 2009, 2008 and 2007, 34.7%, 34.2% and 32.6%, respectively, of our consolidated revenues were derived from contracts with the Federal Bureau of Prisons (“BOP”), the only customer constituting more than 10.0% of our revenues during each of these periods.
     Self Insurance Reserves
     We maintain insurance coverage for various aspects of our business and operations. We retain a portion of losses that occur through the use of deductibles and retention under self-insurance programs. These programs include workers compensation and employer’s liability, general liability and professional liability, directors and officers’ liability and medical and dental insurance. We maintain deductibles under these programs in amounts ranging from $0.5 million to $1.0 million. We maintain excess loss insurance for amounts exceeding our deductibles.
     We regularly review our estimates of reported and unreported claims and provide for these losses through insurance reserves. These reserves are influenced by rising costs of health care and other costs, increases in claims, time lags in claim information and levels of insurance coverage carried. As claims develop and additional information becomes available to us, adjustments to the related loss reserves may occur. Our estimated reserves for workers compensation claims incorporate the use of a 3% discount factor. Our reserves for medical and worker’s compensation claims are subject to change based on our estimate of the number and magnitude of claims to be incurred.

     Income Taxes
     We utilize the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases based on enacted tax rates. In providing for deferred taxes, we consider tax regulations expected to be in effect when differences reverse, estimates of future taxable income and available tax planning strategies. If tax regulations, operating results or the ability to implement tax planning strategies vary, adjustments to the carrying value of tax assets and liabilities may occur. See Note 10 to the consolidated financial statements.
     Earnings Per Share
     Basic earnings per share (“EPS”) are computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding giving effect to all potentially dilutive common shares outstanding during the period. Potentially dilutive common shares include the dilutive effect of outstanding common stock options and restricted common stock granted under our various option and other incentive plans. As of January 1, 2009, in accordance with FASB Accounting Standards Codification (“ASU”) 260-10, instruments with nonforfeitable dividend rights granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing EPS under the two-class method. For our fiscal year beginning January 1, 2009, since our restricted common stock grants (including both vested and those unvested due to either time or performance requirements) convey nonforfeitable rights to dividends while outstanding, they are included in both basic and fully diluted EPS calculations. All prior-period EPS data has been adjusted retrospectively to conform to the calculation of EPS.
     For the year ended December 31, 2009, there were 101,700 shares ($22.16 average price) of stock options that were not included in the computation of diluted EPS because to do so would have been anti-dilutive. For the year ended December 31, 2008, there were 64,200 shares ($23.24 average price) of stock options that were not included in the computation of diluted EPS because to do so would have been anti-dilutive. For the year ended December 31, 2007, there were 19,200 shares ($24.56 average price) of stock options that were not included in computation of diluted EPS because to do so would have been anti-dilutive.
     The following table summarizes the calculation of income and the weighted average common shares and common equivalent shares outstanding for purposes of the computation of earnings per share (in thousands, except per share data):

	Year Ended December 31,
	2009	2008	2007
Income available to stockholders	$24,626	$22,191	$11,910

Weighted average common shares outstanding	14,881	14,701	14,452
Weighted average common share equivalents outstanding	105	146	159

Weighted average common shares and common share equivalents outstanding	14,986	14,847	14,611

Basic income per share	$1.65	$1.51	$.82

Diluted income per share	$1.64	$1.49	$.82

     Financial Instruments
     The carrying amounts of our financial instruments, including cash and cash equivalents, investment securities, accounts receivable and accounts payable and accrued expenses, approximate fair value due to the short maturities of these financial instruments. At December 31, 2009, the carrying amount of consolidated debt was $303.3 million, and the estimated fair value was $309.1 million. At December 31, 2008, the carrying amount was $320.5 million, and the estimated fair value was $308.0 million. The estimated fair value of long-term debt is based primarily on quoted market prices or discounted cash flow analysis for the same or similar issues.

     Derivative Instruments
     Derivatives are recognized at fair value in the consolidated balance sheet. For derivatives designated as hedging the exposure to changes in fair value of an asset or liability, the gain or loss is recognized in earnings together with the offsetting gain or loss on the hedged item. For derivatives designated as hedging the exposure of variable cash flows, the effective portion is reported in other comprehensive income and subsequently reclassified to earnings when the forecasted transaction affects earnings. For derivatives not designated or de-designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.
     Use of Estimates
     Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require that we make certain estimates and judgments that affect our reported amounts of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities. We evaluate our estimates on an on-going basis, based on historical experience and on various other assumptions that we believe to be reasonable based on the information available. Actual results could differ from these estimates under different assumptions or conditions. The significant estimates that we make in the accompanying consolidated financial statements include the allowance for doubtful accounts, accruals for insurance and legal claims, valuation allowance for deferred tax accounts, the realizability of long-lived tangible and intangible assets and the fair value of financial instruments.
     Reclassifications
     Certain reclassifications have been made to the prior period financial statements contained herein to conform to current year presentation.
3. STOCK-BASED COMPENSATION
     We have an employee stock purchase plan (“ESPP”) under which employees can make contributions to purchase our common stock. Participation in the plan is elected annually by employees. The plan year begins on January 1st (the “Beginning Date”) and ends on December 31st (the “Ending Date”). Purchases of common stock are made at the end of the year using the lower of the fair market value on either the Beginning Date or Ending Date, less a 15% discount. Under authoritative guidance our employee-stock purchase plan is considered to be a compensatory ESPP, and therefore, we recognize compensation expense over the requisite service period for grants made under the ESPP. Compensation expense of approximately $0.1 million and $0.09 million was recognized in each of the years ended December 31, 2009 and 2008.
     Our stock incentive plans provide for the granting of stock options (both incentive stock options and nonqualified stock options), stock appreciation rights, restricted stock shares and other stock-based awards to officers, directors and employees of the Company. Grants of stock options made to date under these plans vest over periods up to seven years after the date of grant and expire no more than 10 years after grant.
     At December 31, 2008, 184,000 shares of restricted stock outstanding were subject to performance-based vesting criteria (32,500 of these restricted shares were considered market-based restricted stock). There were also 52,700 stock options outstanding subject to performance-based vesting criteria. We recognized $1.1 million of expense associated with these shares of restricted stock and stock options during the year ended December 31, 2008.
     At December 31, 2009, 314,227 shares of restricted stock were outstanding subject to performance-based vesting criteria (32,500 of these restricted shares were considered market-based restricted stock). There were also 6,260 stock options outstanding subject to performance-based vesting criteria. We recognized $1.3 million of expense associated with these shares of restricted stock and stock options during the year ended December 31, 2009.
     The amounts above relate to the impact of recognizing compensation expense related to stock options and restricted stock. Compensation expense related to stock options (6,260 shares) and restricted stock (281,727 shares) that vest based upon performance conditions is not recorded for such performance-based awards until it has been deemed probable that the related performance targets allowing the vesting of these options and restricted stock will be met. We are required to periodically re-assess the probability that these performance-based awards will vest and begin to record expense at that point in time. During the year ended December 31, 2009 it was deemed probable that certain performance targets pertaining to certain restricted stock and stock options would be achieved by their vesting date. Accordingly, compensation expense of approximately $1.1 million was recognized in the year ended December 31, 2009 related to these performance-based awards.

     We recognize expense for our stock-based compensation over the vesting period, or in the case of performance-based awards, during the service period for which the performance target becomes probable of being met, which represents the period in which an employee is required to provide service in exchange for the award. We recognize compensation expense for stock-based awards immediately if the award has immediate vesting.
     Assumptions
     The fair values for the significant stock-based awards granted during the years ended December 31, 2009, 2008 and 2007 were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December, 31
	2009	2008	2007
Risk-free rate of return	1.90%	3.35%	4.56%
Expected life of award	6.0 years	5.7 years	5.6 years
Expected dividend yield of stock	0%	0%	0%
Expected volatility of stock	50.49%	38.74%	42.19%
Weighted-average fair value	$8.89	$9.46	$9.86
     The expected volatility of stock assumption was derived by referring to changes in the Company’s historical common stock prices over a timeframe similar to that of the expected life of the award. We do not believe that future stock volatility will significantly differ from historical stock volatility. Estimated forfeiture rates are derived from historical forfeiture patterns. We believe the historical experience method is the best estimate of forfeitures currently available.
     Generally we utilized the “simplified” method for “plain vanilla” options to estimate the expected term of options granted during the periods noted (where appropriate). For those grants during these periods wherein we had sufficient historical or impartial data to better estimate the expected term, we have done so.
     Stock-based award activity during the year ended December 31, 2009 was as follows (aggregate intrinsic value in millions):

			Weighted
		Weighted	Average
	Number	Average	Remaining	Aggregate
	of	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at December 31, 2006	653,747	$12.87	6.1	$8.4
Granted	72,950
Exercised	(161,590)
Forfeited or canceled	(74,265)

Outstanding at December 31, 2007	490,842	14.19	7.3	$7.0
Granted	45,000
Exercised	(36,390)
Forfeited or canceled	(13,753)

Outstanding at December 31, 2008	485,699	15.03	6.5	$7.3
Granted	40,000	17.98
Exercised	(20,985)	13.31
Forfeited or canceled	(8,467)	14.11

Outstanding at December 31, 2009	496,247	$15.36	5.9	$7.6

Vested and expected to vest at December 31, 2009	495,010	$15.34	5.9	$7.4

Exercisable at December 31, 2009	475,737	$15.14	5.8	$7.2

     The total intrinsic value of stock options exercised during the years ended December 31, 2009, 2008 and 2007 was $0.2 million, $0.5 million and $1.5 million, respectively. Net cash proceeds from the exercise of stock options were approximately $0.3 million, $0.4 million and $2.5 million for the years ended December 31, 2009, 2008 and 2007, respectively.
     We recognized $0.5 million of expense associated with time-based stock options during the year ended December 31, 2009. As of December 31, 2009, approximately $0.04 million of estimated expense with respect to nonvested stock-based awards had yet to be recognized and will be amortized into expense over the employee’s estimated remaining weighted average service period of approximately 4 months.
     The following table summarizes information with respect to stock options outstanding and exercisable at December 31, 2009.

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of Exercise	Number	Remaining	Exercise	Number	Exercise
Prices	Outstanding	Life (Years)	Price	Exercisable	Price
$3.75 to $10.00	18,365	1.8	$5.76	18,365	$5.76
$10.01 to $13.50	150,482	4.6	12.83	148,482	12.82
$13.51 to $14.50	175,700	5.7	13.98	172,000	13.97
$14.51 to $25.00	151,700	7.8	20.62	136,890	20.39

	496,247	5.9	$15.36	475,737	$15.14

     Stock-based award activity for nonvested awards during the year ended December 31, 2009 was as follows:

		Weighted
	Number	Average
	of	Grant Date
	Shares	Fair Value
Nonvested at December 31, 2006	320,657	$13.40
Granted	72,950	21.40
Vested	(101,683)	15.68
Canceled	(74,265)	13.48

Nonvested at December 31, 2007	217,659	14.99
Granted	45,000	22.68
Vested	(153,788)	16.32
Canceled	(13,753)	17.73

Nonvested at December 31, 2008	95,118	16.09
Granted	40,000	17.98
Vested	(114,608)	16.00
Canceled	—	—

Nonvested at December 31, 2009	20,510	$20.32

     Restricted Stock
     We have previously issued restricted stock under certain employment agreements and stock incentive plans which vests either over a specific period of time, generally three to five years, or which will vest subject to certain market or performance conditions. During the year ended December 31, 2009, we issued restricted stock as part of our normal equity awards under our 2006 Incentive Plan. These shares of restricted common stock are subject to restrictions on transfer and certain conditions to vesting.

     Restricted stock activity for the year ended December 31, 2009 was as follows:

		Weighted
	Number	Average
	of	Grant Date
	Shares	Fair Value
Nonvested at December 31, 2006	85,000	$10.87
Granted	287,000	22.30
Vested	(5,000)	21.33
Canceled	(64,000)	9.80

Nonvested at December 31, 2007	303,000	21.75
Granted	161,000	22.38
Vested	(33,876)	16.77
Canceled	(27,000)	21.47

Nonvested at December 31, 2008	403,124	22.44
Granted	176,800	16.81
Vested	(55,693)	21.95
Canceled	(3,657)	17.68

Nonvested at December 31, 2009	520,574	$20.61

     We recognized $1.6 million of expense associated with nonvested time-based restricted stock awards during the year ended December 31, 2009. As of December 31, 2009, approximately $1.6 million of estimated expense with respect to nonvested time-based restricted stock awards had yet to be recognized and will be amortized over a weighted average period of 1.9 years. Approximately $4.5 million of estimated expense with respect to nonvested performance-based restricted stock option awards had yet to be recognized as of December 31, 2009.
4. FAIR VALUE MEASUREMENTS
     On January 1, 2008, we adopted a newly issued accounting standard for fair value measurements of financial assets and liabilities which did not have a material financial impact on our consolidated results of operations or financial condition. On January 1, 2009, we adopted the provisions of this new accounting pronouncement for applying fair value to non-financial assets, liabilities and transactions on a non-recurring basis. Adoption of the provisions for the fair value measurements on a non-recurring basis did not have a material effect on our financial position, results of operations or cash flows.
     As defined in this accounting standard, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (“exit price”). Additionally, this pronouncement requires disclosure that establishes a framework for measuring fair value and expands disclosures about fair value measurements. Additionally, it requires that fair value measurements be classified and disclosed in one of the following categories:
Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

     As required, financial assets and liabilities are classified based on the lowest level of input that is significant for the fair value measurement. The following table summarizes the valuation of our financial assets and liabilities by pricing levels as of December 31, 2009:

	Fair Value as of
	December 31, 2009 (in thousands)
	Level 1	Level 2	Level 3	Total
Assets:
Corporate Bonds	$—	$9,813	$—	$9,813
Money Market Funds	—	43,351	—	43,351
     The corporate bonds and money market funds are carried in debt service fund and other restricted assets and the debt service reserve fund in the accompanying balance sheet. The fair value measurements for corporate bonds and money-market funds are based upon the quoted price for similar assets in markets that are not active, multiplied by the number of shares owned, exclusive of any transaction costs and without any adjustments to reflect discounts that may be applied to selling a large block of securities at one time. We do not believe that the changes in fair value of these assets will materially differ from the amounts that could be realized upon settlement or that the changes in fair value will have a material effect on our results of operations, liquidity and capital resources.
     This accounting standard requires a reconciliation of the beginning and ending balances for fair value measurements using Level 3 inputs. We had no such assets or liabilities which were measured at fair value on a recurring basis using significant unobservable inputs (level 3) during the year ended December 31, 2009. We evaluated our long-lived assets for impairment using internally developed, unobservable inputs (Level 3 inputs in the fair value hierarchy of fair value accounting) based on the projected cash flows of our idle facilities. Refer to Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Accounting for Long-Lived Assets for a discussion concerning the facilities we evaluated for impairment in the year ended December 31, 2009.
5. RECENT ACCOUNTING STANDARDS
     In December 2007, the Financial Accounting Standards Board (“FASB”) revised the authoritative guidance for business combinations which establishes principles and requirements for how the acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This guidance applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Our adoption of this revised guidance on January 1, 2009 did not have any impact on our consolidated results of operations or financial condition as we did not have any business combination activity in the year ended December 31, 2009.
     Additionally, the FASB amended the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under the current guidance concerning business combinations and other U.S. generally accepted accounting principles. This new guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Our adoption of the new guidance on January 1, 2009 did not have a significant impact on our consolidated financial position, results of operations or cash flows.
     In December 2007, the FASB issued authoritative guidance which established new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The new guidance requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. This guidance clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, it requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. Additionally, there are expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. We adopted the new guidance on January 1, 2009 and applied the provisions to our 2009 financial statements and retroactively to all prior periods presented.

     In March 2008, the FASB issued new authoritative guidance to improve financial reporting about derivatives and hedging activities by requiring enhanced qualitative and quantitative disclosures regarding derivative instruments, gains and losses on such instruments and their effects on an entity’s financial position, financial performance and cash flows. Our adoption of this new guidance on January 1, 2009 did not have a significant impact on our consolidated financial position, results of operations or cash flows.
     In May 2008, the FASB issued new authoritative guidance which establishes general standards of accounting and disclosure of events that occur after the balance sheet date but before the financial statements are issued. This guidance sets forth (1) the period after the balance sheet date during which management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date and (3) the disclosures an entity should make about such events or transactions. Management has performed a review of our subsequent events and transactions through February 26, 2010, which is the date the financial statements are issued.
     In June 2009, the FASB issued the FASB Accounting Standards Codification (“Codification”). The Codification became the single source for all authoritative generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied for financial statements issued for periods ending after September 15, 2009. The Codification does not change GAAP and did not have an affect on our financial position, results of operations or cash flows.
6. FUTURE ACCOUNTING REQUIREMENTS
     In January 2010, the FASB issued an amendment to the disclosure requirement related to Fair Value Measurements. The amendment requires new disclosures related to transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements. A reporting entity is required to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. Additionally, in the reconciliation for fair value measurements in Level 3, a reporting entity must present separately information about purchases, sales, issuances and settlements (on a gross basis rather than a net number). The new disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. We do not anticipate that our adoption of this amendment will have a material affect on our financial position, results of operations or cash flows.
     In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for transfers of financial assets. This amendment applies to the financial reporting of a transfer of financial assets; the effects of a transfer on an entity’s financial position, financial performance and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. It eliminates (1) the exceptions for qualifying special-purpose entities from the consolidation guidance and (2) the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. The provisions of this amendment must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. The requirements in the amendment must be applied to transfers occurring on or after the effective date. We are currently evaluating the impact, if any, that such requirements may have on our financial statements once adopted.
     In June 2009, the FASB also issued an amendment to the accounting and disclosure requirements for the consolidation of variable interest entities (“VIEs”). This amendment requires an enterprise to perform a qualitative analysis when determining whether or not it must consolidate a VIE. The amendment also requires an enterprise to continuously reassess whether it must consolidate a VIE. Additionally, the amendment requires enhanced disclosures about an enterprise’s involvement with VIEs and any significant change in risk exposure due to that involvement, as well as how its involvement with VIEs impacts the enterprise’s financial statements. Finally, an enterprise will be required to disclose significant judgments and assumptions used to determine whether or not to consolidate a VIE. This amendment is effective for financial statements issued for fiscal years beginning after November 15, 2009. Earlier application is prohibited. We are currently evaluating the impact, if any, that this amendment may have on our financial statements once adopted.

7. PROPERTY AND EQUIPMENT
     Property and equipment were as follows (in thousands):

	December 31,
	2009	2008
Land	$43,000	$43,005
Prepaid facility use	70,982	71,323
Buildings and improvements	404,251	353,093
Furniture and equipment	45,253	39,514
Construction in progress	5,426	41,154

Sub-total	568,912	548,089
Accumulated depreciation and amortization	(113,389)	(97,735)

Total property and equipment	$455,523	$450,354

     The most subjective estimates made in our impairment analysis for 2009 related to Baker Correctional (“Baker”) and the Hector Garza Residential Treatment Center (“Hector Garza”) which are components of building and improvements, particularly with respect to estimated timing of occupancy (at Baker) and resident mix (at Hector Garza). The approximate carrying values at December 31, 2009 for Baker and Hector Garza were $2.8 million and $3.9 million, respectively. The estimated undiscounted future cash flow values exceeded the carrying values noted for the facilities, and Hector Garza had operating contracts in place. If the underlying assumptions for the deemed subjective estimates in the 2009 analyses were adjusted to reflect reasonable likely changes the undiscounted cash flows would still exceed the carrying value of the assets assessed for impairment.
     The most subjective estimates made in our impairment analysis for 2008 related to Cornell Abraxas 1 and Hector Garza, particularly with respect to estimated occupancy. The approximate carrying values at December 31, 2008 for Cornell Abraxas 1 and Hector Garza were $10.4 million and $4.0 million, respectively. The estimated undiscounted future cash flow values exceeded the carrying values noted for the facilities, and all facilities had operating contracts in place. During 2009, there were no significant events that caused us to believe that an impairment of these facilities had occurred. As a result of strengthened operating performance primarily due to increases in and stabilization of its occupancy in 2009, the assumptions included in the impairment analysis for Cornell Abraxas 1 became less subjective for the 2009 analysis.
     In conjunction with our review of certain of our long-lived assets based on estimated market values associated with these assets, we determined that our carrying value for a currently vacant site of land was not fully recoverable and exceeded its fair value and, as a result, we recorded an impairment charge of $0.3 million in the year ended December 31, 2008 (none in the years ended December 31, 2009 and 2007). This charge is reflected in operating expenses, excluding depreciation and amortization, in the accompanying Consolidated Statements of Income and Comprehensive Income.
8. INTANGIBLE ASSETS
Intangible assets at December 31, 2009 and 2008 consisted of the following (in thousands):

	December 31,
	2009	2008
Non-compete agreements	$8,200	$8,200
Accumulated amortization — non-compete agreements	(8,200)	(7,595)
Acquired contract value	6,240	6,240
Accumulated amortization — acquired contract value	(5,055)	(4,525)

Identified intangibles, net	1,185	2,320
Goodwill	13,308	13,308

Total intangibles, net	$14,493	$15,628

     The changes in the carrying amount of goodwill for the years ended December 31, 2009 and 2008 are as follows (in thousands):

		Abraxas	Adult
	Adult	Youth and	Community
	Secure	Family	–Based	Total
Balance as of December 31, 2007	$2,902	$1,060	$9,393	$13,355
Reduction to goodwill	—	—	(47)	(47)

Balance as of December 31, 2008	2,902	1,060	9,346	13,308
Reduction to goodwill	—	—	—	—

Balance as of December 31, 2009	$2,902	$1,060	$9,346	$13,308

     In 2008, we recorded a reduction to goodwill as a result of the final release of amounts previously placed in escrow related to the acquisition of Correctional Systems, Inc. (“CSI”) in April 2005. At December 31, 2009, we performed our annual impairment test and concluded that there was no impairment to our existing goodwill.
     Amortization expense for our acquired contract value was approximately $0.5 million for the year ended December 31, 2009, $1.3 million for the year ended December 31, 2008 and $1.1 million for the year ended December 31, 2007. Amortization expense for our acquired contract value is expected to be approximately $0.5 million for each of the years ended December 31, 2010 and 2011 and approximately $0.1 million for the year ended December 31, 2012.
     Amortization expense for our non-compete agreements was approximately $0.6 million, $0.8 million and $1.3 million for the years ended December 31, 2009, 2008 and 2007, respectively. At December 31, 2009, our non-compete agreements were fully amortized.
9. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
     Accounts payable and accrued liabilities consisted of the following (in thousands):

	December 31,
	2009	2008
Accounts payable	$17,657	$21,754
Accrued compensation	9,775	10,242
Accrued interest payable	10,553	11,329
Accrued taxes payable	4,687	6,680
Accrued insurance	8,886	8,003
Accrued legal	3,545	5,197
Resident funds	3,831	3,538
Other	3,353	2,350

Total accounts payable and accrued liabilities	$62,287	$69,093

10. INCOME TAXES
     Effective January 1, 2007, the Company adopted a new accounting standard related to uncertainty in income taxes. As a result of adoption, we recorded a cumulative effect adjustment of approximately $0.3 million which increased retained earnings at January 1, 2007.
     As of December 31, 2009 and December 31, 2008, we had unrecognized tax benefits in the amount of $2.6 million and $2.5 million, respectively. If these unrecognized tax benefits were recognized in future periods, approximately $1.1 million and $0.9 million would reduce our income tax expense and our effective tax rate for the years ended December 31, 2009 and 2008, respectively. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance at January 1, 2007	$2,948
Additions based on tax positions related to current year	569
Additions for tax positions in prior year	4
Reductions for tax positions in prior year	—
Lapse in Statutes of Limitations	(503)

Balance at January 1, 2008	$3,018
Additions based on tax positions related to current year	521
Additions for tax positions in prior year	23
Reductions for tax positions in prior year	—
Lapse in Statutes of Limitations	(1,094)

Balance at December 31, 2008	$2,468
Additions based on tax positions related to current year	663
Additions for tax positions in prior year	—
Reductions for tax positions in prior year	(25)
Lapse in Statutes of Limitations	(510)

Balance at December 31, 2009	$2,596

     Estimated interest and penalties related to the underpayment of income taxes are classified as a component of income tax expense in the accompanying Consolidated Statements of Income and Comprehensive Income and totaled approximately $0.1 million in the year ended December 31, 2009 and ($0.1) million in the year ended December 31, 2008. Accrued interest and penalties were approximately $0.2 million at December 31, 2009 and 2008.
     We are subject to income tax in the United States and many of the individual states we operate in. We currently have significant operations in Texas, California, Colorado, Oklahoma, Georgia, Illinois and Pennsylvania. State income tax returns are generally subject to examination for a period of three to five years after filing. The state impact of any changes made to the federal return remains subject to examination by various states for a period up to one year after formal notification to the state. We are open to United States Federal Income Tax examinations for the tax years December 31, 2005 through December 2008. The audit of our 2006 federal income tax return by the Internal Revenue Service was recently concluded without material findings.
     We do not anticipate a significant change in the balance of our unrecognized tax benefits within the next 12 months.

     The following is an analysis of our deferred tax assets and liabilities (in thousands):

	December 31,
	2009	2008
Deferred tax assets:
Accrued liabilities and allowances	$11,013	$10,582
State operating loss carryforwards	3,863	3,005
Deferred compensation	3,484	2,276
Other	240	157

Total deferred tax assets	18,600	16,020

Deferred tax liabilities:
Property and equipment	26,520	18,769
Prepaid expenses	807	917
Amortization	440	—
Other	979	1,155

Total deferred tax liabilities	28,746	20,841

Valuation allowance	(3,863)	(3,005)

Net deferred tax liability	$14,009	$7,826

     As of December 31, 2009 we have net operating losses for state income taxes of approximately $38.6 million on which we have provided a valuation allowance of $3.9 million. Our tax returns are subject to periodic audit by the various jurisdictions in which we operate. These audits can result in adjustments of taxes due or adjustments of the NOLs which are available to offset future taxable income.
     Valuation allowances of $3.9 million have been established for uncertainties in realizing the benefit of certain state income tax loss carryforwards. For the years ended December 31, 2009, 2008 and 2007, changes in our state operating loss carryforwards (decreased)/increased our valuation allowance by $0.9 million, $0.9 million and ($0.4) million, respectively. In assessing the realizability of carryforwards, we consider whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The valuation allowance will be adjusted in the periods that we determine it is more likely than not that deferred tax assets will or will not be realized.
     We have federal and state income tax net operating loss carryforwards of $0.0 million and $38.6 million which will expire at various dates from 2011 through 2034. Such net operating loss carryforwards expire between 2011 and 2034 as follows:

2011 - 2016	$443
2017 - 2022	4,760
2023 - 2034	33,406

$38,609

     The components of our income tax provision were as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Federal current provision	$9,400	$11,200	$6,213
State current provision	2,186	2,947	1,276

Total current provision	11,586	14,147	7,489

Federal deferred provision	5,111	1,250	1,034
State deferred provision	1,258	206	312

Total deferred provision	6,369	1,456	1,346

Total provision from continuing operations	$17,955	$15,603	$8,835

     The following is a reconciliation of income taxes at the statutory federal income tax rate of 35% to the income tax provision recorded by us (in thousands):

	Year Ended December 31,
	2009	2008	2007
Computed taxes at statutory rate	$15,585	$13,384	$7,263
State income taxes, net of federal benefit	2,150	2,046	1,109
Other	220	173	463

	$17,955	$15,603	$8,835

11. CREDIT FACILITIES
     Our long-term debt consisted of the following (in thousands):

	December 31,
	2009	2008
Debt of Cornell Companies, Inc.:
Senior Notes, unsecured, due July 2012 with an interest rate of 10.75%, net of discount	$111,540	$111,356
Revolving Line of Credit due December 2011 with an interest rate of LIBOR plus 1.50% to 2.25% or prime plus 0.00% to 0.75% (the “Amended Credit Facility”)	70,000	75,000
Capital lease obligations	14	26

Subtotal	181,554	186,382

Debt of Special Purpose Entities:
8.47% Bonds due 2016	121,700	134,100

Total consolidated debt	303,254	320,482

Less: current maturities	(13,413)	(12,412)

Consolidated long-term debt	$289,841	$308,070

     Long-Term Credit Facilities. Our Amended Credit Facility provides for borrowings up to $100.0 million (including letters of credit) and matures in December 2011. At our election, outstanding borrowings bear interest at either the LIBOR rate plus a margin ranging from 1.50% to 2.25% or a rate which ranges from 0.00% to 0.75% above the applicable prime rate. The applicable margins are subject to adjustments based on our total leverage ratio. The available commitment under our Amended Credit Facility was approximately $17.9 million at December 31, 2009. We had outstanding borrowings under our Amended Credit Facility of $70.0 million and we had outstanding letters of credit of approximately $12.1 million at December 31, 2009. Subject to certain requirements, we have the right to increase the commitments under our Amended Credit Facility up to $150.0 million, although the indenture for our Senior Notes limits our ability, subject to certain conditions, to expand the Amended Credit Facility beyond $100.0 million. We can provide no assurance that all of the banks that have made commitments to us under our Amended Credit Facility would be willing to participate in an expansion to the Amended Credit Facility should we desire to do so. The Amended Credit Facility is collateralized by substantially all of our assets, including the assets and stock of all of our subsidiaries. The Amended Credit Facility is not collateralized by the assets of MCF.
     Our Amended Credit Facility contains certain financial and other restrictive covenants that limit our ability to engage in certain activities. Our ability to borrow under the Amended Credit Facility is subject to compliance with certain financial covenants, including bank leverage, total leverage and fixed charge coverage ratios. At December 31, 2009, we were in compliance with all such covenants. Our Amended Credit Facility includes other restrictions that, among other things, limit our ability to: incur indebtedness; grant liens; engage in mergers, consolidations and liquidations; make investments, restricted payments and asset dispositions; enter into transactions with affiliates; and engage in sale/leaseback transactions.

     MCF is obligated for the outstanding balance of its 8.47% Taxable Revenue Bonds, Series 2001. The bonds bear interest at a rate of 8.47% per annum and are payable in semi-annual installments of interest and annual installments of principal. All unpaid principal and accrued interest on the bonds is due on the earlier of August 1, 2016 (maturity) or as noted under the bond documents.
     The bonds are limited, nonrecourse obligations of MCF and are collateralized by the property and equipment, bond reserves, assignment of subleases and substantially all assets related to the facilities included in the 2001 Sale and Leaseback Transaction (in which we sold eleven facilities to MCF (as identified in Item 1 — Facilities of this report)). The bonds are not guaranteed by Cornell.
     In June 2004, we issued $112.0 million in principal of 10.75% Senior Notes (the “Senior Notes”) due July 1, 2012. The Senior Notes are unsecured senior indebtedness and are guaranteed by all of our existing and future subsidiaries (collectively, the “Guarantors”). The Senior Notes are not guaranteed by MCF (the “Non-Guarantor”). Interest on the Senior Notes is payable semi-annually on January 1 and July 1 of each year, commencing January 1, 2005. On or after July 1, 2008, we were able to redeem all or a portion of the Senior Notes at the redemption prices (expressed as a percentage of the principal amount) listed below, plus accrued and unpaid interest, if any, on the Senior Notes redeemed, to the applicable date of redemption, if redeemed during the 12-month period commencing on July 1 of each of the remaining years indicated below.

Year	Percentages
2009	102.688%
2010 and thereafter	100.000%
     As the Senior Notes are redeemable at our option (subject to the requirements noted) we anticipate we will monitor the capital markets and continue to assess our capital needs and our capital structure, including a potential refinancing of the Senior Notes.
     Upon the occurrence of specified change of control events, unless we have exercised our option to redeem all the Senior Notes as described above, each holder will have the right to require us to repurchase all or a portion of such holder’s Senior Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, on the Senior Notes repurchased, to the applicable date of purchase. The Senior Notes were issued under an indenture which limits our ability and the ability of our Guarantors to, among other things, incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, incur restrictions on the ability of the Guarantors to pay dividends or other payments to us, enter into transactions with affiliates, and engage in mergers, consolidations and certain sales of assets.
     Scheduled maturities of our consolidated long-term debt are as follows (in thousands):

	Cornell
	Companies, Inc.	MCF	Consolidated
For the year ending December 31,
2010	$13	$13,400	$13,413
2011	70,001	14,600	84,601
2012	112,000	15,800	127,800
2013	—	17,200	17,200
Thereafter	—	60,700	60,700

Total	$182,014	$121,700	$303,714

12. COMMITMENTS AND CONTINGENCIES
     Financial Guarantees
     During the normal course of business, we enter into contracts that contain a variety of representations and warranties and provide general indemnifications. Our maximum exposure under these arrangements is unknown as this would involve future claims that may be made against us that have not yet occurred. However, based on experience, we believe the risk of loss to be remote.

     Operating Leases
     We lease office space, certain facilities and furniture and equipment under long-term operating leases. Rent expense for all operating leases for the years ended December 31, 2009, 2008 and 2007 was approximately $10.9 million, $10.2 million and $10.4 million, respectively.
     Landlord incentives or allowances under operating leases are recorded as deferred rent and amortized as a reduction of rent expense over the lease term. Those operating leases with step rent provisions or escalation clauses that are not considered contingent rent are recognized on a straight-line basis over the lease term. For those leases that include an existing index or rate, such as the consumer price index or the prime interest rate, the related minimum lease payments are recognized on a straight-line basis over the lease term and the amount of rent considered to be contingent is recorded as incurred and is not included in the straight-line basis rent expense. We do not receive significant sublease rentals under any of our existing operating leases.
     Certain of our leases contain renewal options, which range from additional rental periods of one to five years. Escalation clauses are also included in certain of our leases. There are no significant restrictions imposed by our lease agreements concerning such issues as dividend payments, incurrence of additional debt or further leasing.
     As of December 31, 2009, we had the following rental commitments under noncancelable operating leases (in thousands):

For the year ending December 31,
2010	$15,820
2011	13,556
2012	13,187
2013	12,966
Thereafter	71,326

Total	$126,855

     The following schedule shows the composition of total rental expense for all operating leases (in thousands):

	Year Ended December 31,
	2009	2008	2007
Minimum rentals	$10,419	$9,708	$9,911
Contingent rentals	437	449	458
Less: sublease rentals	(97)	(221)	(246)

Total	$10,758	$9,936	$10,123

     401(k) Plan
     We have a defined contribution 401(k) plan. Our matching contribution currently represents 50% of a participant’s contribution, up to the first 6% of the participant’s salary. We recorded contribution expense of approximately $1.6 million, $1.7 million and $1.3 million for each of the years ended December 31, 2009, 2008 and 2007, respectively.
     Legal Proceedings
     We are party to various legal proceedings, including that noted below. While management presently believes that the ultimate outcome of these proceedings will not have a material adverse effect on our financial position, overall trends in results of operations or cash flows, litigation is subject to inherent uncertainties, and unfavorable rulings could occur. An unfavorable ruling could include monetary damages or equitable relief, and could have a material adverse impact on the net income of the period in which the ruling occurs or in future periods.
     Valencia County Detention Center
     In April 2007, a lawsuit was filed against the Company in the Federal District Court in Albuquerque, New Mexico, by Joe Torres and Eufrasio Armijo, who each alleged that he was strip searched at the Valencia County Detention Center (“VCDC”) in New Mexico in violation of his federal rights under the Fourth, Fourteenth and Eighth amendments to the U.S. Constitution. The claimants also alleged violation of their rights under state law and sought to bring the case as a class action on behalf of themselves and all detainees at VCDC during the applicable statutes of limitation. The plaintiffs sought damages and declaratory and injunctive relief. Valencia County is also a named defendant in the case and operated the VCDC for a significantly greater portion of the period covered by the lawsuit.

     In December 2008, the parties agreed to a proposed stipulation of settlement and, in July 2009, the Court granted final approval of the settlement. The settlement amount under the terms of the agreement is $3.3 million. Cornell’s portion of the stipulated settlement, based on the number of inmates housed at VCDC during the time Cornell operated the facility in comparison to the number of inmates housed at the facility during the time Valencia County operated the facility, is $1.2 million and was funded principally through our general liability and professional liability coverage. The claims administration process is under way and we expect it to be completed in the first half of 2010.
     In the year ended December 31, 2007, we previously provided insurance reserves for this matter (as part of our regular review of reported and unreported claims) totaling approximately $0.5 million. During the fourth quarter of 2008, we recorded an additional settlement charge of approximately $0.7 million and the related reimbursement from our general liability and professional liability insurance. The charge and reimbursement were recognized in general and administrative expenses for the year ended December 31, 2008. The reimbursement was funded by the insurance carrier in the first quarter of 2009 into a settlement account, where it will remain until payments are made to the settlement class members.
     Other
     We hold insurance policies to cover potential director and officer liability, some of which may limit our cash outflows in the event of a decision adverse to us in the matter discussed above. However, if an adverse decision in the matter exceeds the insurance coverage or if the insurance coverage is deemed not to apply to the matter, it could have a material adverse effect on us, our financial condition, results of operations and future cash flows.
     We currently and from time to time are subject to claims and suits arising in the ordinary course of business, including claims for damages for personal injuries or for wrongful restriction of or interference with offender privileges and employment matters. If an adverse decision in these matters exceeds our insurance coverage, or if our coverage is deemed not to apply to these matters, or if the underlying insurance carrier was unable to fulfill its obligation under the insurance coverage provided, it could have a material adverse effect on our financial condition, results of operations or cash flows.
     While the outcome of such other matters cannot be predicted with certainty, based on the information known to date, we believe that the ultimate resolution of these matters will not have a material adverse effect on our financial condition, but could be material to operating results or cash flows for a particular reporting period.
13. EQUITY
     Preferred Stock
     Preferred stock may be issued from time to time by our Board of Directors, which is responsible for determining the voting, dividend, redemption, conversion and liquidation features of any preferred stock.
     Options and Warrants
     Under our 2000 Broad-Based Employee Plan (the “2000 Plan”) we may grant non-qualified stock options to our employees, directors and eligible consultants for up to the greater of 400,000 shares or 4% of the aggregate number of shares of common stock issued and outstanding immediately after grant of any option under the 2000 Plan. However, in conjunction with the approval of the amended and restated 2006 Incentive Plan and the amendments to the 2000 Directors Stock Plan, the Company agreed not to thereafter grant any additional awards under the 2000 Broad-Based Employee Plan or the 1996 Stock Option Plan. The 2000 Plan options vest up to five years and expire ten years from the grant date. Under our 1996 Stock Option Plan, as amended and restated in April 1998 (the “1996 Plan”) we may grant non-qualified and incentive stock options for up to the greater of 1,932,119 shares or 15.0% of the aggregate number of shares of common stock outstanding. The 1996 Plan options vest up to seven years and expire seven to ten years from the grant date. The Compensation Committee of the Board of Directors, which consists entirely of independent directors, is responsible for determining the exercise price and vesting terms for the granted options. The 1996 Plan and 2000 Plan option exercise prices could be no less than the market price of our common stock on the date of grant.
     In conjunction with the issuance of subordinated notes in July 2000 (which are no longer outstanding), we issued warrants to purchase 290,370 shares of the common stock at an exercise price of $6.70. We recognized the fair value of these warrants of $1.1 million as additional paid-in capital. The warrants could only be exercised by payment of the exercise price in cash to us, by cancellation of an amount of warrants equal to the fair market value of the exercise price, or by the cancellation of our indebtedness owed to the warrant holder. During 2001, 168,292 shares of our common stock were issued in conjunction with the exercise and cancellation of 217,778 warrants. At December 31, 2006, 72,592 warrants were outstanding. During 2007, all 72,592 warrants were exercised and canceled.

     For a summary of the status of our various option plans at December 31, 2009, see Note 3 to the consolidated financial statements.
     Treasury Stock
     We did not repurchase any of our common stock in the years ended December 31, 2009 and 2008. Under the terms of our Senior Notes and our Amended Credit Facility, we can purchase shares of our stock subject to certain cumulative restrictions.
     Under the terms of our Senior Notes and our Amended Credit Facility, we can purchase shares of our stock subject to certain cumulative restrictions. In July 2009, our Board of Directors authorized a stock repurchase program which provides for up to $10.0 million in purchases through December 2010. In September 2009, we adopted a 10b5-1 Plan to facilitate purchases of our common stock pursuant to such stock repurchase plan. The Company may also repurchase our common stock in open market purchases.
     Employee Stock Purchase Plan
     We have an employee stock purchase plan under which employees can make contributions to purchase our common stock. Participation in the plan is elected annually by employees. The plan year begins each January 1st (the “Exercise Date”) and ends on December 31st (the “Ending Date”). Purchases of common stock are made at the end of the year using the lower of the fair market value on either the Beginning Date or Ending Date, less a 15.0% discount. For the years ended December 31, 2009, 2008 and 2007, employee contributions of approximately $0.3 million, $0.1 million and $0.2 million were used to purchase 18,277 shares, 8,883 shares and 25,348 shares, respectively, of our common stock.
     2006 Incentive Plan
     Our stockholders approved the (a) establishment of the 2006 Equity Incentive Plan at our June 29, 2006 annual meeting and the (b) amendment and restatement of such plan and change of name to the 2006 Incentive Plan (the “2006 Plan”) at our June 18, 2009 annual meeting. The purpose of the 2006 Plan is to promote the interests of the Company and its stockholders by (i) attracting and retaining employees, directors, and consultants of the Company and its affiliates, (ii) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals, and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company. At the discretion of the Compensation Committee, any employee, director, or consultant of the Company or its affiliates may be granted an award under the 2006 Plan. The Compensation Committee administers the 2006 Plan.
     A total of 2,265,000 shares of common stock are authorized for issuance under the 2006 Plan. Stock options (both non-qualified stock options and incentive stock options), stock appreciation rights, restricted stock, restricted stock units, performance awards, stock compensation and other stock-based awards and cash incentive awards may be granted under the 2006 Plan. The authorized shares under the 2006 Plan are in a “fungible pool”, with (a) each share granted in an award after June 18, 2009, in a form other than an option or a stock appreciation right (a “Full-Value Award”) counted against the 2,265,000 share limit as 1.6 shares (prior to June 18, 2009, shares granted under a Full-Value Award were counted against the share limit as 2 shares for each share awarded) and (b) each share subject an award in the form of options and stock appreciation rights counted against the share limit as 1 share for every 1 share granted.
     In the event of a Change of Control, as defined in the 2006 Plan, any outstanding stock option, stock appreciation right, non-performance based restricted stock or restricted stock unit award, and performance based restricted stock, restricted stock units, performance share or performance unit award or cash incentive award (unless otherwise provided in the award agreement) will automatically vest. Upon a Change of Control, the Board of Directors may also take any one or more of the following actions: (i) provide for the purchase of any outstanding awards by the Company; (ii) make adjustments to any outstanding awards; or (iii) allow for the assumption or substitution of outstanding awards by the acquiring or surviving corporation. Grants of 176,700 shares, 161,000 shares and 287,000 shares of restricted stock were made under the 2006 Plan during the years ended December 31, 2009, 2008 and 2007, respectively. A grant of 40,000 options was made under the 2006 Plan during the year ended December 31, 2009.

14. DERIVATIVE FINANCIAL INSTRUMENTS AND GUARANTEES
     Debt Service Reserve Fund and Debt Service Fund
     In August 2001, MCF completed a bond offering to finance the 2001 Sale and Leaseback Transaction in which we sold eleven facilities (as identified in Item 1 of this report) to MCF. In connection with this bond offering, two reserve fund accounts were established by MCF pursuant to the terms of the indenture: (1) MCF’s Debt Service Reserve Fund, aggregating $23.4 million at December 31, 2009, was established to: (a) make payments on MCF’s outstanding bonds in the event we (as lessee) should fail to make the scheduled rental payments to MCF or (b) to the extent payments were not made under (a), then to make final debt service payments on the then outstanding bonds and (2) MCF’s Bond Fund Payment Account, (as reported in Bond Fund Payment Account and other restricted assets in our Consolidated Balance Sheet) aggregating $9.8 million at December 31, 2009, was established to accumulate the monthly lease payments that MCF receives from us until such funds are used to pay MCF’s semi-annual bond interest and annual bond principal payments, with any excess to pay certain other expenses and to make certain transfers. These reserve funds are invested in short-term money markets and commercial paper. Both reserve fund accounts were subject to the agreements with the MCF Equity Investors (Lehman Brothers, Inc. (“Lehman”)) whereby guaranteed rates of return of 3.0% and 5.08%, respectively, are provided for in the balance of the Debt Service Reserve Fund and the Bond Fund Payment Account. The guaranteed rates of return were characterized as cash flow hedge derivative instruments. At inception, the derivatives had an aggregate fair value of $4.0 million, which has been recorded as a decrease to the equity investment in MCF made by the MCF Equity Investors (MCF non-controlling interest) and is included in other long-term liabilities in our Consolidated Balance Sheets. Changes in the fair value of the derivative instruments were recorded as an adjustment to other long-term liabilities and reported as other comprehensive income (loss) in our Consolidated Statements of Operations and Comprehensive Income (Loss). Due to the bankruptcy of Lehman in 2008, the derivative instrument no longer qualified as a hedge and was de-designated. Amounts included in accumulated other comprehensive income are reclassified into earnings during the same periods in which interest is earned on the debt service funds (approximately $0.3 million was amortized and recognized in earnings in the year ended December 31, 2009 and none in either of the years ended December 31, 2008 and 2007). Changes in the fair value of this derivative after de-designation were recorded into earnings. At December 31, 2008, the fair value was determined to be zero. The derivatives were terminated by MCF in the first quarter of 2009 with a fair value of zero.
     In connection with MCF’s bond offering, Lehman also provided a guarantee of the Debt Service Reserve Fund if a bankruptcy of the Company were to occur and a trustee for the estate of the Company were to include the Debt Service Reserve Fund as an asset of the Company’s estate. This guarantee was characterized as an insurance contract and its fair value was being amortized to expense over the life of the debt. Due to the bankruptcy of Lehman in 2008, the full carrying value of the guarantee was determined to be unrecoverable. Accordingly, we recorded a charge of $1.3 million in the year ended December 31, 2008. This charge is included in interest expense in the accompanying consolidated financial statements.
15. RELATED PARTY TRANSACTIONS
     In September 1999, we entered into a non-compete agreement with Cornell’s founder, David Cornell, who was a director of Cornell through October 2003. The non-compete agreement had a term of 10 years and required us to pay a monthly fee of $10,000 for the seven-year initial term of the consulting agreement. We capitalized the monthly payments and amortized the amounts over the 10-year term of the non-compete agreement. Due to his death in December 2008, the remaining unamortized balance was written-off. We recognized amortization expense related to this agreement of approximately $84,000 for each of the years ended December 31, 2008 and 2007. These expenses were included in general and administrative expenses in 2008 and 2007, respectively.
     We maintained a life insurance policy for Mr. Cornell and made payments related to this policy of approximately $0.2 million for each of the years ended December 31, 2008 and 2007. As a result of Mr. Cornell’s death in December 2008, we received a return of cash premiums previously paid of approximately $2.0 million in December 2008.
     We entered into a consulting agreement with a former director, Arlene Lissner, which expired in December 2008. Services rendered under this agreement included research and analysis for various topics including data collection, support and training for program development; performance-based contractual requirements and performance-improvement processes, accreditations and regulatory requirements. Payments under this agreement totaled $0.3 million for each of the years ended December 31, 2008 and 2007. The agreement concluded in 2008 and was not renewed.

16. SEGMENT DISCLOSURE
     Our three operating divisions are our reportable segments. The Adult Secure Services segment consists of the operations of secure adult incarceration facilities. The Abraxas Youth and Family Services segment consists of providing residential treatment and educational programs and non-residential community-based programs to juveniles between the ages of 10 and 18 who have either been adjudicated or suffer from behavioral problems. The Adult Community-Based Services segment consists of providing pre-release and halfway house programs for adult offenders who are either on probation or serving the last three to six-months of their sentences on parole and preparing for re-entry into society at large as well as community-based treatment and education programs as an alternative to incarceration. All of our customers and long-lived assets are located in the United States of America. The accounting policies of our reportable segments are the same as those described in the summary of significant accounting policies in Note 2 to the consolidated financial statements. Intangible assets are not included in each segment’s reportable assets, and the amortization of intangible assets is not included in the determination of a segment’s operating income. We evaluate performance based on income or loss from operations before general and administrative expenses, incentive bonuses, amortization of intangibles, interest and income taxes. Corporate and other assets are comprised primarily of cash, investment securities available for sale, accounts receivable, debt service fund, deposits, property and equipment, deferred taxes, deferred costs and other assets. Corporate and other expense from operations primarily consists of depreciation and amortization on the corporate office facilities and equipment and specific general and administrative charges pertaining to corporate personnel and is presented separately as such charges cannot be readily identified for allocation to a particular segment.

     The only significant non-cash items reported in the respective segments’ income from operations is depreciation and amortization (excluding intangibles) and impairment of long-lived assets (in thousands).

	Year Ended December 31,
	2009	2008	2007
Revenue:
Adult secure services	$233,586	$209,283	$183,199
Abraxas youth and family services	105,304	107,278	109,297
Adult community-based services	73,487	70,163	68,108

Total revenue	$412,377	$386,724	$360,604

Bureau of Prison Revenues (1):
Adult secure services	$115,938	$108,635	$95,022
Abraxas youth and family services	—	—	—
Adult community-based services	27,114	23,665	22,439

Total Bureau of Prison revenues	$143,052	$132,300	$117,461

Pre-opening and start-up expenses:
Adult secure services	$4,086	$—	$—
Abraxas youth and family services	—	—	—
Adult community-based services	—	—	—

Total pre-opening and start-up expenses	$4,086	$—	$—

Depreciation and amortization:
Adult secure services	$12,156	$10,504	$8,570
Abraxas youth and family services	2,909	2,866	2,736
Adult community-based services	1,693	1,535	1,525
Amortization of intangibles	1,135	2,200	2,407
Corporate and other	940	838	748

Total depreciation and amortization	$18,833	$17,943	$15,986

Income from operations:
Adult secure services	$64,824	$63,170	$44,096
Abraxas youth and family services	7,353	8,829	13,069
Adult community-based services	23,714	19,191	16,511

Subtotal	95,891	91,190	73,676
General and administrative expenses	(24,112)	(25,954)	(25,499)
Amortization of intangibles	(1,135)	(2,200)	(2,406)
Corporate and other	(943)	(839)	(762)

Total income from operations	$69,701	$62,197	$45,009

Capital expenditures:
Adult secure services	$17,750	$76,703	$48,538
Abraxas youth and family services	1,190	1,808	1,351
Adult community-based services	2,942	956	310
Corporate and other	419	448	691

Total capital expenditures	$22,301	$79,915	$50,890

Assets:
Adult secure services	$356,247	$358,406	$290,930
Abraxas youth and family services	103,276	105,991	109,478
Adult community-based services	62,251	60,170	63,008
Intangible assets, net	14,493	15,628	17,875
Corporate and other	114,298	96,726	81,496

Total assets	$650,565	$636,921	$562,287

(1)	The Bureau of Prisons (“BOP”) is our only customer which makes up greater than 10% of our consolidated revenues.

17. GUARANTOR DISCLOSURES
     We completed an offering of $112.0 million of Senior Notes in June 2004. The Senior Notes are guaranteed by each of our subsidiaries (“Guarantor Subsidiaries”). The Guarantor Subsidiaries are 100% owned and are full and unconditional. MCF does not guarantee the Senior Notes (“Non-Guarantor Subsidiary”). These guarantees are joint and several obligations of the Guarantor Subsidiaries. The following condensed consolidating financial information presents the financial condition, results of operations and cash flows of the Guarantor Subsidiaries and the Non-Guarantor Subsidiary, together with the consolidating adjustments necessary to present our results on a consolidated basis.
Condensed Consolidating Balance Sheet as of December 31, 2009 (in thousands)

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiary	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$27,386	$317	$21	$—	$27,724
Accounts receivable	1,471	59,561	51	—	61,083
Restricted assets	—	3,831	26,147	—	29,978
Prepaids and other	20,024	1,466	—	—	21,490

Total current assets	48,881	65,175	26,219	—	140,275
Property and equipment, net	7	322,396	138,719	(5,599)	455,523
Other assets:
Restricted assets	—	—	27,017	—	27,017
Deferred costs and other	66,623	20,029	4,758	(63,660)	27,750
Investment in subsidiaries	98,003	1,856	—	(99,859)	—

Total assets	$213,514	$409,456	$196,713	$(169,118)	$650,565

Liabilities and Equity

Current liabilities:
Accounts payable and accrued liabilities	$42,192	$15,725	$4,370	$—	$62,287
Current portion of long-term debt	—	13	13,400	—	13,413

Total current liabilities	42,192	15,738	17,770	—	75,700
Long-term debt, net of current portion	181,540	1	108,300	—	289,841
Deferred tax liabilities	21,710	94	—	2,651	24,455
Other long-term liabilities	5,766	—	63,750	(67,685)	1,831
Intercompany	(296,432)	297,594	—	(1,162)	—

Total liabilities	(45,224)	313,427	189,820	(66,196)	391,827
Total Cornell Companies, Inc. stockholders’ equity	256,346	96,029	6,893	(102,922)	256,346
Non-controlling interest	2,392	—	—	—	2,392
Total equity	258,738	96,029	6,893	(102,922)	258,738

Total liabilities and equity	$213,514	$409,456	$196,713	$(169,118)	$650,565

Condensed Consolidating Balance Sheet as of December 31, 2008 (in thousands)

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiary	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$14,291	$265	$57	$—	$14,613
Accounts receivable	2,045	66,921	422	—	69,388
Restricted assets	—	3,432	23,758	—	27,190
Prepaids and other	13,875	1,644	—	—	15,519

Total current assets	30,211	72,262	24,237	—	126,710
Property and equipment, net	101	312,446	141,975	(4,168)	450,354
Other assets:
Restricted assets	—	—	27,930	—	27,930
Deferred costs and other	60,322	23,267	5,367	(57,029)	31,927
Investment in subsidiaries	73,642	1,856	—	(75,498)	—

Total assets	$164,276	$409,831	$199,509	$(136,695)	$636,921

Liabilities and Equity

Current liabilities:
Accounts payable and accrued liabilities	$48,373	$15,515	$4,883	$322	$69,093
Current portion of long-term debt	—	12	12,400	—	12,412

Total current liabilities	48,373	15,527	17,283	322	81,505
Long-term debt, net of current portion	186,356	14	121,700	—	308,070
Deferred tax liabilities	16,246	94	—	1,151	17,491
Other long-term liabilities	5,851	113	56,733	(61,009)	1,688
Intercompany	(320,717)	320,722	—	(5)	—

Total liabilities	(63,891)	336,470	195,716	(59,541)	408,754
Total Cornell Companies, Inc. stockholders’ equity	227,722	73,361	3,793	(77,154)	227,722
Non-controlling interest	445	—	—	—	445

Total equity	228,167	73,361	3,793	(77,154)	228,167

Total liabilities and equity	$164,276	$409,831	$199,509	$(136,695)	$636,921

Condensed Consolidating Statement of Operations for the year ended December 31, 2009 (in thousands)

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiary	Eliminations	Consolidated
Revenues	$18,008	$473,889	$18,008	$(97,528)	$412,377
Operating expenses, excluding depreciation and amortization	19,442	373,163	216	(97,176)	295,645
Pre-opening and start-up expenses	—	4,086	—	—	4,086
Depreciation and amortization	—	15,315	3,521	(3)	18,833
General and administrative expenses	24,037	—	75	—	24,112

Income (loss) from operations	(25,471)	81,325	14,196	(349)	69,701
Overhead allocations	(37,006)	37,006	—	—	—
Interest, net	616	14,011	11,362	(816)	25,173
Equity earnings in subsidiaries	30,309	—	—	(30,309)	—

Income before provision for income taxes	41,228	30,308	2,834	(29,842)	44,528
Provision for income taxes	16,602	—	—	1,353	17,955

Net income	24,626	30,308	2,834	(31,195)	26,573
Non-controlling interest	—	—	—	1,947	1,947

Income available to Cornell Companies, Inc.	$24,626	$30,308	$2,834	$(33,142)	$24,626
		~~~~~~ ~~~~~~

Condensed Consolidating Statement of Operations for the year ended December 31, 2008 (in thousands)

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiary	Eliminations	Consolidated
Revenues	$18,008	$439,083	$18,008	$(88,375)	$386,724
Operating expenses, excluding depreciation and amortization	16,136	352,355	174	(88,035)	280,630
Depreciation and amortization	—	14,364	4,222	(643)	17,943
General and administrative expenses	25,879	—	75	—	25,954

Income (loss) from operations	(24,007)	72,364	13,537	303	62,197
Overhead allocations	(37,349)	37,349	—	—	—
Interest, net	8,000	5,093	10,997	(132)	23,958
Equity earnings in subsidiaries	31,233	—	—	(31,233)	—

Income before provision for income taxes	36,575	29,922	2,540	(30,798)	38,239
Provision for income taxes	14,384	—	—	1,219	15,603

Net income	22,191	29,922	2,540	(32,017)	22,636
Non-controlling interest	—	—	—	445	445

Income available to Cornell Companies, Inc.	$22,191	$29,922	$2,540	$(32,462)	$22,191

Condensed Consolidating Statement of Operations for the year ended December 31, 2007 (in thousands)

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiary	Eliminations	Consolidated
Revenues	$18,008	$406,673	$18,008	$(82,085)	$360,604
Operating expenses, excluding depreciation and amortization	19,843	335,879	87	(81,699)	274,110
Depreciation and amortization	183	12,199	4,222	(618)	15,986
General and administrative expenses	25,424	—	75	—	25,499

Income (loss) from operations	(27,442)	58,595	13,624	232	45,009
Overhead allocations	(41,236)	41,236	—	—	—
Interest, net	6,972	5,094	11,889	309	24,264
Equity earnings in subsidiaries	13,244	—	—	(13,244)	0

Income before provision for income taxes	20,066	12,265	1,735	(13,321)	20,745
Provision for income taxes	8,156	—	—	679	8,835

Net income	11,910	12,265	1,735	(14,000)	11,910
Non-controlling interest	—	—	—	—	—

Income available to Cornell Companies, Inc.	$11,910	$12,265	$1,735	$(14,000)	$11,910

Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2009 (in thousands)

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiary	Consolidated
Cash flows from operating activities:
Net cash provided by operating activities	$17,519	$19,660	$14,753	$51,932

Cash flows from investing activities:
Capital expenditures	—	(22,301)	—	(22,301)
Payments to restricted debt payment account, net	—	—	(2,389)	(2,389)
Proceeds from insurance recoveries on property and equipment	—	2,707	—	2,707

Net cash used in investing activities	—	(19,594)	(2,389)	(21,983)

Cash flows from financing activities:
Payments of MCF bonds	—	—	(12,400)	(12,400)
Proceeds from line of credit	2,000	—	—	2,000
Payments of line of credit	(7,000)	—	—	(7,000)
Payments on capital lease obligations	—	(14)	—	(14)
Proceeds from exercise of stock options and employee stock purchase plan contributions	568	—	—	568
Tax benefit of stock option exercises	8	—	—	8

Net cash provided by (used in) financing activities	(4,424)	(14)	(12,400)	(16,838)

Net increase (decrease) in cash and cash equivalents	13,095	52	(36)	13,111

Cash and cash equivalents at beginning of period	14,291	265	57	14,613

Cash and cash equivalents at end of period	$27,386	$317	$21	$27,724

Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2008 (in thousands)

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiary	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(34,261)	$78,937	$14,303	$58,979

Cash flows from investing activities:
Capital expenditures	—	(79,915)	—	(79,915)
Sales of investment securities	250	—	—	250
Payments to restricted debt payment account, net	—	—	(2,901)	(2,901)
Proceeds from sale of fixed assets	—	846	—	846

Net cash provided by (used in) investing activities	250	(79,069)	(2,901)	(81,720)

Cash flows from financing activities:
Payments of MCF bonds	—	—	(11,400)	(11,400)
Proceeds from line of credit	49,000	—	—	49,000
Payments of line of credit	(4,000)	—	—	(4,000)
Payments on capital lease obligations	—	(11)	—	(11)
Proceeds from exercise of stock options	737	—	—	737

Net cash provided by (used in) financing activities	45,737	(11)	(11,400)	34,326

Net increase (decrease) in cash and cash equivalents	11,726	(143)	2	11,585

Cash and cash equivalents at beginning of period	2,565	408	55	3,028

Cash and cash equivalents at end of period	$14,291	$265	$57	$14,613

Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2007 (in thousands)

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiary	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(59,489)	$74,169	$12,564	$27,244

Cash flows from investing activities:
Capital expenditures	—	(50,890)	—	(50,890)
Purchase of investment securities	(241,425)	—	—	(241,425)
Sales of investment securities	253,100	—	—	253,100
Facility acquisitions	—	(18,554)	—	(18,554)
Site acquisition	—	(5,053)	—	(5,053)
Payments to restricted debt payment account, net	—	—	(2,084)	(2,084)
Proceeds from sale of fixed assets	—	375	—	375

Net cash provided by (used in) investing activities	11,675	(74,122)	(2,084)	(64,531)

Cash flows from financing activities:
Proceeds from line of credit	30,000	—	—	30,000
Payments on MCF Bonds	—	—	(10,500)	(10,500)
Payments for debt issuance and other financing costs	(845)	—	—	(845)
Payments on capital lease obligations	—	(10)	—	(10)
Proceeds from exercise of stock options and warrants	2,786	—	—	2,786
Tax benefit of stock option exercises	355	—	—	355

Net cash provided by (used in) financing activities	32,296	(10)	(10,500)	21,786

Net increase (decrease) in cash and cash equivalents	(15,518)	37	(20)	(15,501)

Cash and cash equivalents at beginning of period	18,083	371	75	18,529

Cash and cash equivalents at end of period	$2,565	$408	$55	$3,028

18. SELECTED QUARTERLY FINANCIAL DATA (Unaudited)
     (in thousands, except per share data)

	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter	Year
2009:
Revenues	$99,710	$105,334	$103,279	$104,054	$412,377
Income from operations	15,788	19,590	18,594	15,729	69,701
Income available to Cornell Companies, Inc.	5,257	7,230	6,693	5,446	24,626

Earnings per share:
Basic (a)	$.36	$.49	$.45	$.37	$1.65
Diluted (a)	$.36	$.48	$.45	$.36	$1.64

2008:
Revenues	$95,392	$94,646	$95,187	$101,499	$386,724
Income from operations	14,490	14,914	14,037	18,756	62,197
Income available to Cornell Companies, Inc.	4,634	5,345	4,828	7,384	22,191

Earnings per share:
Basic	$.32	$.37	$.34	$.52	$1.55
Diluted	$.32	$.36	$.33	$.50	$1.51

2009 Balance Sheet Data:
Working capital	$57,444	$63,160	$56,789	$64,575	$64,575
Total assets	635,601	643,946	635,948	650,565	650,565
Long-term debt, net of current portion	309,113	306,156	292,798	289,841	289,841
Equity	234,593	243,241	251,478	258,738	258,738

2008 Balance Sheet Data:
Working capital	$41,697	$35,444	$38,988	$45,205	$45,205
Total assets	578,530	602,787	628,107	636,921	636,921
Long-term debt, net of current portion	280,341	292,884	306,027	308,070	308,070
Equity	206,877	212,711	219,179	227,722	227,722

(a)	The sum of quarters may not equal yearly amount as each quarter represents a discrete period and also due to rounding.